Exhibit 23.2

            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form F-3) and related Prospectus of Dryships Inc. for the registration and sale by the selling stockholders identified in the Prospectus and any of their pledges, donees, transferees or other successors in interest, of up to an aggregate of 15,890,097 shares of common stock of Dryships Inc. and to the incorporation by reference therein of our report dated March 31, 2006, with respect to the consolidated financial statements of Dryships Inc. included in its Annual Report (Form 20-F/A) for the year ended December 31, 2005, filed with the U.S. Securities and Exchange Commission.


/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece
December 4, 2006